                                EXHIBIT 10.13


































                                 EXH 10.13

                           RETIREMENT AGREEMENT

     FOR AND IN CONSIDERATION of the mutual promises and covenants stated herein, E. Stephen Purdom (hereinafter referred to as "Purdom") and American Family Life Assurance Company of Columbus, a Georgia corporation
(hereinafter referred to as "AFLAC"), do hereby enter into this Retirement Agreement (this "Agreement") on the 16th day of February, 2000.

     1.  RETIREMENT PAYMENTS.

     (a) Cash Benefits. The parties agree that Purdom desires to retire from his employment with AFLAC, and his last day of active employment will be June 30, 2000. In consideration of the promises contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, AFLAC agrees to pay Purdom the following:

         (i) A benefit amount of $23,713, payable each month for the period commencing on July 1, 2000 and ending with the payment due on May 1, 2012 or, if earlier, the first day of the month during which Purdom dies; and

         (ii) If Purdom survives until June 1, 2012, a benefit amount of $22,099, payable each month for the period commencing on June 1, 2012 and ending with the payment due on the first day of the month during which Purdom dies; and

         (iii) One-half of the bonus amount Purdom would have received under the AFLAC 2000 Management Incentive Plan if (A) he had remained employed through December 31, 2000, and (B) his bonus was calculated under the terms of said plan using the same formula as will be used for active participants. Such bonus amount will be paid in 2001 at the same time as payment is made to active participants.

     (b) Exclusive Retirement Payments. Except for the benefits described in Paragraph 2 hereof, Purdom shall be entitled to no further compensation from AFLAC; however, nothing in this Agreement shall expand or limit Purdom's rights under the AFLAC Incorporated Pension Plan, the AFLAC Incorporated Executive Deferred Compensation Plan or the AFLAC Incorporated 401(k) Savings and Profit Sharing Plan. This agreement shall not affect Purdom's compensation or benefits as a member of the AFLAC Incorporated Board of Directors.

     2.  CONTINUED HEALTH PLAN BENEFITS.  Until Purdom becomes eligible for
(i) group health plan coverage under a plan sponsored by another employer or
(ii) Medicare benefits, whichever occurs earlier, he shall remain eligible to continue his participation (and, to the extent elected, his spouse's and dependent's participation) in the AFLAC Incorporated Group Health Plan under terms similar to those available to active employees; provided, if he ceases making the requisite contributions or terminates his coverage at any time for any reason, his participation in said plan shall permanently cease. For other AFLAC policies in which Purdom has coverage and which permit conversion to an individual policy, he will be given an opportunity to continue that coverage on a direct, individual basis. For coverage under the AFLAC Incorporated Employee Dental Plan, Purdom's regular coverage will cease as of June 30, 2000, and COBRA provisions will govern future coverage. Purdom's coverage under the officers' group life insurance will cease as of

                                EXH 10.13-1

June 30, 2000. After June 30, 2000, Purdom will not make further contributions to the AFLAC Incorporated 401(k) Savings and Profit Sharing Plan or the AFLAC Incorporated Executive Deferred Compensation Plan, nor will he accrue any additional benefits under the AFLAC Incorporated Pension Plan or the AFLAC Incorporated Supplemental Executive Retirement Plan. Purdom will be provided information on his options for payment of any of his vested accrued benefits under these plans.

     3. CONSULTING SERVICES. For the period of time commencing July 1, 2000 and ending on the earliest of May 25, 2002, or the date of Purdom's death or disability, Purdom agrees that he will be available to AFLAC on a consulting basis to render advice or assistance as requested by AFLAC Incorporated's Chief Executive Officer or other members of AFLAC's executive management (collectively, "AFLAC's Executive Management"). AFLAC agrees that all such requests for Purdom's assistance will be reasonable as to time, place and manner. AFLAC also agrees that it shall make every effort to coordinate in advance with Purdom's schedule any such requests for services. AFLAC will reimburse Purdom for any necessary out-of-pocket expenses he incurs as a result of providing those services to AFLAC.

     4. NONCOMPETITION. The payment of all future payments of annual retirement benefits to Purdom under this Agreement shall immediately and permanently cease and be forfeited if AFLAC's Compensation Committee, in its sole discretion, determines that, during the 2-year period commencing on July 1, 2000, Purdom, without the prior written consent of AFLAC's Executive Management whose consent shall not be unreasonably withheld, is participating or engaging in any business that the Compensation Committee of the Board of Directors of ALFAC Incorporated (the "Compensation Committee"), in its sole discretion, determines is competitive with any of the business activities of AFLAC (or any subsidiary or affiliate of AFLAC) in any states or foreign countries in which AFLAC or any of its subsidiaries or affiliates do business; provided, prior to causing a forfeiture as provided herein, the Compensation Committee shall give Purdom written notice of its intent to do so unless Purdom ceases such specifically identified competitive activities within 15 days of his receipt of such notice. For purposes of this paragraph, "participating or engaging in" means acting as an agent, consultant, representative, officer, director, member, independent contractor or employee; or as an owner, partner, limited partner, joint venturer, creditor, or shareholder (except as a shareholder holding no more than 1% interest in a publicly traded entity).

     5.  CONFIDENTIALITY.

     (a) Acknowledgements.  Purdom acknowledges that:

         (i) During the term of his employment with AFLAC, he has been privy to (A) certain confidential and propriety information of AFLAC which constitutes trade secrets as defined in the Georgia Trade Secret Act of 1990 (the "Act"), and
                (B) certain other confidential proprietary information of AFLAC that may not constitute trade secrets as defined in the Act;

         (ii) AFLAC must protect both kinds of information (described in subsection (a)(i) hereof) from disclosure or misappropriation;


                                EXH 10.13-2

         (iii) The processes, machines, technical documentation, computer programs, customer lists, identity of customers, business plans, marketing plans and techniques, pricing data, financial data, marketing programs, customer files, financial institution files, technical expertise and know how, and other confidential and proprietary information and trade secrets, whether as defined in the Act or which may lie beyond it (collectively, the "Property"), which have been provided to Purdom by AFLAC are unique, confidential and proprietary property of AFLAC;

         (iv) By the provision of the Property to Purdom, AFLAC has not conveyed any ownership or other interest to Purdom; and

         (v) The Property derives independent, actual and potential commercial value from not being generally, readily ascertainable through independent development and is the subject of efforts by AFLAC that are reasonable under the circumstances to maintain its secrecy.

     (b) Agreement. Purdom agrees to hold in trust and confidence for AFLAC and to not disclose to any third party, without the prior written consent of AFLAC's Executive Management, the Property, whether it is tangible or intangible. Purdom further agrees not to use any of the Property to his personal benefit or for the benefit of any third party. Purdom also agrees to return to AFLAC all such Property which is tangible upon the termination of his employment hereunder. Notwithstanding the foregoing, the Property protected hereunder will not include any data or information that has been disclosed to the public (except where such public disclosure has been made by Purdom without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

     (c) Timing. Purdom's obligations under the nondisclosure provision in this Paragraph 5 as it relates to Property that is confidential information but that does not constitute trade secrets will apply for a period of 2 years following termination of Purdom's employment.

     (d) Remedies. It is specifically agreed that, if Purdom engages in any such activity prohibited under this Paragraph 5, AFLAC shall, in addition to any other rights it may have under this Agreement and applicable law, be entitled to injunctive relief or, if AFLAC shall so elect (due to difficulty of determining damages), be entitled to liquidated damages in the amount of $500,000. In addition, the payment of the annual retirement benefit to Purdom under Paragraph 1 shall immediately cease and be forfeited if Purdom engages in any such activity prohibited under this Paragraph 5 without the prior written consent of AFLAC's Executive Management.

     6. NON-SOLICITATION OF EMPLOYEES. Purdom agrees that, for 2 years following the termination of his employment with AFLAC, unless otherwise authorized by AFLAC's Executive Management, he will not actively recruit, solicit or induce any person or entity, who within 1 year prior to termination of his employment hereunder was an employee, agent, representative or sales person of AFLAC or its affiliates, to leave or cease his or her employment or other relationship with AFLAC for any reason whatsoever.


                                EXH 10.13-3

     7. ERISA APPLICATION. It is the desire and intent of the parties that the provisions of Paragraphs 4, 5 and 6 shall be enforced to the fullest extent (i) permissible under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) to the extent ERISA is not preemptive, under the laws and public policies applicable to each jurisdiction in which enforcement is sought. If any provision or portion of Paragraph 4, 5 or 6 shall be adjudicated to be invalid or unenforceable, such paragraph shall be amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable and to substitute therefore such lesser provision or portion thereof as shall then be valid and enforceable; provided, such deemed amendment shall apply only with respect to the operation of Paragraph 4, 5 or 6 in the particular jurisdiction on which such adjudication is made.

     8. RETURN OF PROPERTY. Purdom agrees that he will return to AFLAC any and all company property in his possession, including but not limited to credit cards, telephone calling cards, computers, pagers, reports and materials, and will have any outstanding expenses and travel advances reconciled by June 30, 2000. Purdom desires to purchase certain office furnishings from AFLAC (attached hereto on Exhibit A) and may do so at their fair market value price as determined by AFLAC.

     9. RELEASE. As a condition to AFLAC paying the benefit provided hereunder and as consideration therefor, Purdom shall, upon the termination of his employment with AFLAC, execute and enter into the Release Agreement in the form attached hereto as Exhibit B.

     10. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall notify each other of the existence of an arbitrable controversy by certified mail and shall attempt in good faith to resolve their differences within 15 days after the receipt of such notice. If the dispute cannot be resolved within the said 15-day period, either party may file a written demand for arbitration with the other party. Purdom and AFLAC agree that they will seek to enforce any arbitration award in the Superior Court of Muscogee County, Georgia. The decision of the arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. Purdom and AFLAC agree to share equally the fees and expenses associated with the arbitration proceedings.

     11. TYPE OF OBLIGATIONS. This Agreement constitutes a nonqualified deferred compensation plan covering a key management employee and thereby is a pension plan covered by ERISA. AFLAC's obligations to pay benefits under this Agreement constitute mere promises to pay such benefits, and Purdom shall be and remain no more than an unsecured, general creditor of AFLAC.

     12. TAXES. If the whole or any part of Purdom's benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which AFLAC or an affiliate shall be required to pay or withhold, AFLAC shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of Purdom. Prior to making any payment, AFLAC may require such releases or other documents from any lawful taxing authority as they shall deem necessary.




                                EXH 10.13-4

     13. CLAIMS.

     (a) Initial Claim. Claims for benefits under this Agreement may be filed with AFLAC in such written documents as the General Counsel for AFLAC may prescribe. AFLAC shall furnish to Purdom written notice of the disposition of a claim within 90 days after the application therefor is filed, or such longer period as may be reasonably necessary but not to exceed 180 days. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of this Agreement, and, where appropriate, an explanation as to how Purdom can perfect the claim and/or submit the claim for review.

     (b) Appeal. If Purdom's claim for benefits is denied, he may appeal the denial of his claim to AFLAC's Compensation Committee. Purdom (or his duly authorized representative) may review pertinent documents related to this Agreement (if any) in AFLAC's possession in order to prepare the appeal. The request for review, together with written statement of Purdom's position, must be filed with the Compensation Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subparagraph (a). The Compensation Committee's decision shall be made within 60 days following the filing of the request for review, or such longer period as may be reasonably necessary but not to exceed 120 days. If unfavorable, the notice of the decision shall explain the reasons for denial and indicate the provisions of this Agreement or other documents used to arrive at the decision.

     (c) Satisfaction of Claims. Any payment to Purdom shall, to the extent thereof, be in full satisfaction of all claims hereunder against AFLAC, and as a condition to such payment, AFLAC may require Purdom to execute a receipt and release therefor in such form as shall be determined by AFLAC. If receipt and release is required but Purdom does not provide such receipt and release in a timely enough manner to permit a timely payment in accordance with the general timing of payment under this Agreement, any affected payment may be delayed until AFLAC receives a proper receipt and release.

     14. MISCELLANEOUS.

     (a) No Assignment. The right of Purdom or any other person to receive payments under this Agreement shall not be assigned, transferred, pledged or encumbered.

     (b) Controlling Law. This Agreement shall be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

     (c) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     (d) Headings, References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in

                                EXH 10.13-5
construing or interpreting this Agreement. All references in this Agreement to sections will, unless otherwise provided, refer to sections hereof.

     (e) Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of AFLAC and Purdom.

     (f) No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and AFLAC's affiliates, any rights, remedies or other benefits under or by reason of this Agreement.

     (g) Notices. All notices, communications and deliveries hereunder must be made in writing signed by or on behalf of the party making the same and must be delivered personally or by telecopy transmission or electronic network transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

         (i) To Purdom, at the address maintained in AFLAC's records from time-to-time.

         (ii)   To AFLAC:
                     AFLAC Incorporated
                     Worldwide Headquarters
                     1932 Wynnton Road
                     Columbus, GA 31999-0001
                     Attn:  General Counsel

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery will be deemed given or made (i) on the date of delivery if delivered in person (by courier service or otherwise), (ii) upon transmission by facsimile or electronic network transmission if receipt is confirmed by telephone, provided transmission is made during regular business hours, or if not, the next business day, or (iii) on the third business day after it is mailed by registered or certified mail.

     (h) Binding Effect. This Agreement will be for the benefit of, and will be binding upon, AFLAC and Purdom and their respective heirs, personal representatives, legal representatives, successors and assigns.

     (i) Sole Agreement. This Agreement is the sole agreement providing for the benefits and other matters described herein, and any other additional or conflicting document of any earlier date is hereby superseded.










                                EXH 10.13-6

     IN WITNESS WHEREOF, the Purdom has executed, and AFLAC has caused its duly authorized officer to execute this Agreement on the date first written above, all being done in duplicate originals, with one original being delivered to each party.


                                             /s/ E. Stephen Purdom
                                            ------------------------------
                                            E. Stephen Purdom




                                            AMERICAN FAMILY LIFE ASSURANCE
                                            COMPANY OF COLUMBUS


                                            By:  /s/ Joey M. Loudermilk
                                               ---------------------------







































                                EXH 10.13-7

                                 EXHIBIT A

                             OFFICE FURNISHINGS


        Item                                       Fair Market Value
     ----------                                  ---------------------



















































                                EXH 10.13-8

                                 EXHIBIT B

                             RELEASE AGREEMENT

     This Release Agreement (this "Release") is entered into on the date(s) signed below by and between American Family Life Assurance Company of Columbus, a Georgia corporation (hereinafter referred to as "AFLAC") and E. Stephen Purdom (hereafter referred to as "Purdom").

                                 RECITALS

     BACKGROUND. Purdom and AFLAC agree, and have entered into a Retirement Agreement, dated February 16, 2000 (the "Retirement Agreement"), providing for Purdom's Retirement from his employment with AFLAC as of June 30, 2000. As provided in the Retirement Agreement, the benefits described in the Retirement Agreement will become payable to Purdom only after he executes this Release and it becomes effective and irrevocable.

     NOW, THEREFORE, in exchange for the promise to receive certain benefits under the Retirement Agreement, and other good and valuable consideration the sufficiency of which is hereby acknowledged, Purdom and AFLAC agree as follows:

1. RELEASE. As consideration for the benefits extended to Purdom under the terms of the Retirement Agreement, benefits to which the Purdom acknowledges he would not otherwise be entitled, Purdom agrees, for Purdom and his heirs and assigns, to forever release and discharge AFLAC INCORPORATED and AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS, and its subsidiaries, related companies, predecessors, successors and assigns, officers, directors, agents, employees, and former employees from any and all claims, debts, promises, agreements, demands, causes of action, losses and expenses of every nature whatsoever known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the effective date of this Release, or arising out of or in connection with Purdom's employment by and termination from AFLAC and any affiliate of AFLAC. This total release includes, but is not limited to, any claims that may arise under the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Worker's Benefit Protection Act, the Americans with Disabilities Act of 1990 or any other federal, state or local law relating to discrimination in employment or otherwise regulating the employment relationship, or regulating the health or safety of the workplace. This Release does not extend to unemployment compensation claims or workers' compensation claims. Purdom does not waive or release any claims that may arise after the effective date of this Release, which are based upon actions or omissions of AFLAC that occur after such date.

2. COVENANT NOT TO SUE. Purdom agrees that he will not file any action or suit contesting the legality of the termination of his employment or the validity of this Release or attempting to negate, modify or reform this Release. Purdom warrants and represents that Purdom has not assigned or in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this Release.

3. EFFECTIVE DATE OF RELEASE. Purdom understands and acknowledges that he may take up to 21 days to consider whether or not he desires to enter into this Release. Purdom warrants and represents that he was not coerced, threatened or otherwise forced to sign this Release. Purdom represents and

                                EXH 10.13-9
acknowledges that any execution of this Release is done on a voluntary basis. After signing and delivering this Release to AFLAC, Purdom will have 7 calendar days during which he may choose to revoke this Release. If Purdom chooses to revoke this Release, it must be done so in writing and delivered to AFLAC. Purdom and AFLAC acknowledge and agree that this Release is not effective until and upon the expiration of such 7-day revocation period. After expiration of the 7-day revocation period, this Release will be binding upon Purdom and AFLAC and will be irrevocable.

4.  ACKNOWLEDGMENT.  Purdom warrants and represents to AFLAC as follows:

    (a) Purdom has had ample time to review all of the provisions of this Release and fully understands it.

    (b) Purdom has been encouraged by AFLAC to review all provisions of this Release with independent legal counsel and other advisors and has had the opportunity to pursue such a review.


EXECUTED by AFLAC and Purdom on the dates set forth below.

                                       AMERICAN FAMILY LIFE ASSURANCE
                                       COMPANY OF COLUMBUS ("AFLAC")


                                       By:  /s/ Joey M. Loudermilk
                                          --------------------------------

                                       Date:   2/16/2000
                                            ------------------------------


                                       E. STEPHEN PURDOM


                                         /s/ E. Stephen Purdom
                                       -----------------------------------
                                       Signature

                                          February 16, 2000
                                       -----------------------------------
                                       Date
















                                EXH 10.13-10